CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 100 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated October 26, 1998, relating to the financial statements and financial highlights appearing in the August 31, 1998 Annual Report to Shareholders of Scudder Classic Growth Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," in the Prospectuses under the headings "Experts" and "Independent Accountants and Reports to Shareholders" in the Statements of Additional Information.




PricewaterhouseCoopers LLP
Boston, Massachusetts
December 30, 1998